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Exhibit 10.28

[Corgentech Letterhead]

July 2, 2002

Mr. James Huang
c/o Corgentech Inc.

Re: Employment Terms

Dear James:

        It is with great pleasure that I invite you to join the Corgentech team. We are building an exciting, new company dedicated to the discovery, development and commercialization of novel therapies for cardiovascular diseases and other significant health conditions. As you know, our most advanced product is in clinical development and is projected to be approved for marketing in 2005. If successful, this product will alleviate a major cardiovascular health risk and thereby generate significant revenues. We also anticipate advancing one to two additional projects into the clinic this year and have various research stage projects.

        The most important component of any successful company is its people. To accomplish successfully our goals, we are assembling a world-class team to support our research and development efforts. Subject to final Board approval, Corgentech Inc. is pleased to offer you the position of Vice President of Business Development and Commercial Operations, on the following terms. You will report to John P. McLaughlin, President and CEO. You will work at our facility located at 1651 Page Mill Road, Palo Alto, CA 94304.

        Your compensation will be $250,000 per year, less payroll deductions and all required withholdings. You will be eligible for a review in six months and will be credited with twelve months of service at such review. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: health, life, vision, and dental insurance, vacation, sick leave, and holidays. Details about these benefits are available for your review from our benefits administrator, StaffAdmin Systems, Inc. Corgentech may modify compensation and benefits from time to time as it deems necessary. You will receive a one time signing payment of $50,000.

        The Company will provide a loan to you in the amount of $200,000. The loan we be bear the lowest acceptable interest rate. Assuming continued service at Corgentech, the amount of loan is forgivable over three years in equal annual increments of $66,666 plus accrued interest. If your employment terminates before the third year anniversary, the then outstanding balance shall be due.

        We will recommend to the Board of Directors of Corgentech (the "Board") that, at the next Board meeting on August 1, 2002, you be granted a stock option entitling you to purchase up to 500,000 shares of Corgentech's common stock ("Common Stock") at the then current fair market value as determined by the Board at that meeting. Corgentech's standard vesting program provides that twenty five percent (25%) of such options shall vest on the first anniversary of your date of employment, with the balance of your options vesting in equal monthly installments over the following three years. The options will be subject to the terms and conditions of Corgentech's equity incentive plan and a stock option agreement, which will be sent to you separately. In addition, you will be eligible for additional stock option grants.

        As a Corgentech officer, you will be expected to abide by Corgentech's rules and regulations, and sign a comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Corgentech proprietary information. Corgentech is an at-will employer.

        The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

        We hope that you will agree to join Corgentech as we build an organization dedicated to improving patient health by addressing unmet medical needs and providing substantial value for our stockholders and co-workers. Please sign and date this letter, and return it to me if you wish to accept employment at Corgentech under the terms described above.

Welcome to Corgentech!

Sincerely,

/s/ JOHN P. MCLAUGHLIN John P. McLaughlin President & CEO
Accepted:
/s/ JAMES HUANG James Huang	7/18/02 Date

        Attachment: Proprietary Information and Inventions Agreement

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  Exhibit 10.28